Exhibit 23

                       [LETTERHEAD OF ARMANDO C. IBARRA]


January  9, 2001


TO WHOM IT MAY CONCERN:

The firm of Armando C. Ibarra, Certified Public Accountant, APC consents to the inclusion of my report of November 29, 2001, on the financial statements of San Jose International, Inc., as of September 30, 2001, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.


Very truly yours,

/s/ ARMANDO IBARRA, C.P.A.
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ARMANDO IBARRA, C.P.A.